News Release			3D Systems Corporation 26081 Avenue Hall Valencia CA 91355 Phone: 661-295-5600
www.3dsystems.com NASDAQ: TDSC
Investor Contact:	Fred Jones 661-295-5600 Ext 2142 Email: JonesF@3dsystems.com	Media Contact:	Katharina Hayes 803-326-3941 Email: HayesK@3dsystems.com

3D Systems Reports Record Revenue and Earnings

VALENCIA, California, March 2, 2006—3D Systems Corporation (NASDAQ: TDSC), a leading provider of rapid 3-D printing, prototyping and manufacturing solutions, announced today record revenue and net earnings for its fourth quarter and year ended December 31, 2005.

For the quarter:

•        Revenue rose 15% to $44.1 million from $38.3 million in the 2004 quarter.

•        Operating income rose 3% to $4.5 million from $4.4 million in 2004.

•        Net income available to common stockholders rose to $6.0 million from $3.1 million in the 2004 quarter.

•        A $2.5 million non-cash tax benefit in the fourth quarter discussed below helped to increase net income available to common stockholders for the quarter and the full year. Another special item that affected the fourth quarter and the full year was the offsetting $1.2 million of relocation costs that we incurred in the fourth quarter related to our plans to move our headquarters to Rock Hill, South Carolina. The net effect of these two items accounted for $1.3 million or $0.06 per diluted share of the increase in net income available to common stockholders for the fourth quarter.

•        Diluted EPS rose to $0.32 per share compared to $0.20 per share in the 2004 quarter.

For the full year:

•        Revenue rose 11% to $139.7 million from $125.4 million in 2004.

•        Operating income rose 67% to $9.3 million from $5.6 million in 2004.

•        Net income available to common stockholders increased eight-fold to $8.4 million from $1.0 million in 2004.

•        The net effect of the $2.5 million non-cash tax benefit mentioned above and the offsetting $1.2 million of relocation costs mentioned above accounted for $1.3 million or $0.08 per diluted share of the increase in net income available to common stockholders for the full year.

•        Diluted EPS rose to $0.53 per share compared to $0.07 per share in 2004, a more than seven-fold increase.

“2005 was another outstanding year for 3D Systems with revenue, operating profit, net income and EPS once again reaching record amounts,” said Abe Reichental, 3D Systems’ president and chief executive officer. “We are particularly gratified that our 2005 revenue growth was driven by the new products that we have introduced since the latter part of 2003. As the year progressed, revenue from new products continually increased as a total share of our revenue mix, climbing to 38% of total revenue in the fourth quarter and ending at 28% of total revenue for the full year.”

“Revenue from our 3-D Printing and Rapid Manufacturing initiatives more than offset our expected decrease in revenue from legacy products and services. For the second consecutive quarter, we ended the fourth quarter with a significant order backlog—$6.8 million—mostly for orders for large-frame systems for Rapid Manufacturing applications that we expect to ship in 2006. We believe that our 2005 results demonstrate that the strategic actions that we have taken since late 2003 to reshape our organization, transform our product portfolio and re-engineer our business model bore fruit in 2005.”

Operating Highlights
Fourth-Quarter and Full-Year 2005
($ in millions except for per share amounts)

	Fourth Quarter			Full Year
Operating Highlights	2005	2004	% Change	2005	2004	% Change
Revenue	$ 44.1	$ 38.3	15%	$ 139.7	$ 125.4	11%
Gross profit	$ 20.9	$ 17.7		$ 63.1	$ 56.1
% of Revenue	47%	46%	18%	45%	45%	13%
Operating expenses	$ 16.4	$ 13.3		$ 53.8	$ 50.5
% of Revenue	37%	35%	23%	39%	40%	7%
Operating income	$ 4.5	$ 4.4		$ 9.3	$ 5.6
% of Revenue	10%	11%	3%	7%	4%	67%
Net income to common stockholders	$ 6.0	$ 3.1		$ 8.4	$ 1.0
% of Revenue	14%	8%	96%	6%	1%	NM
Diluted income per share to common stockholders	$ 0.32	$ 0.20	60%	$ 0.53	$ 0.07	NM
Unrestricted cash	$ 24.1	$ 26.3	(8)%	$ 24.1	$ 26.3	(8)%
Depreciation and amortization	$ 1.0	$ 1.8		$ 5.8	$ 7.0
% of Revenue	2%	5%	(41)%	4%	6%	(17)%

NM=not meaningful

Revenue increases for both the fourth quarter and the year were driven by increases in unit volume of systems and materials, including InVision™ 3-D printers, the new-from-the-ground-up Sinterstation® Pro and Viper™ Pro systems and by favorable price/mix effects. Foreign currency translation adversely affected revenue by $1.2 million for the year and $2.2 million for the fourth quarter, reversing its positive effect in the 2004 periods.

Double-digit increases in sales of systems and materials drove revenue increases in the Americas and the Asia-Pacific region for both the year 2005 and the fourth quarter. Although poor economic conditions in Europe caused declines in systems’ revenue in the quarter and the year, materials sales in Europe were strong. Service revenue was down in all geographies and in most service categories, reflecting our previously announced decision to curtail development and sale of upgrades for older, legacy systems and the increased reliability and useful life of laser assemblies.

“Just about one year ago, we shared with you that our planned realignment and recruitment in 2004 of our U.S. sales team came with short-term costs in order to meet medium-term and long-term goals,” continued Reichental. “Today, we are pleased to share with you that our new U.S. sales team produced a 53% increase in revenue in the U.S. during the fourth quarter and a 27% increase in revenue for the full year 2005. We are also gratified that our higher investments in R&D during the past two years produced new products that captured $22.8 million of new revenue in 2005, more than offsetting a $12.0 million decline in revenue from core products and services that we are phasing out.”

Revenue By Class of Product and Service
($ in millions)

	Fourth Quarter			Full Year
Product or Service	2005	2004	% Change	2005	2004	% Change
Systems and other products	$ 21.7	$ 15.3	41%	$ 55.7	$ 46.0	21%
Materials	$ 12.8	$ 11.6	11%	$ 44.6	$ 38.0	18%
Services	$ 9.7	$ 11.4	(15)%	$ 39.3	$ 41.4	(5)%
Total	$ 44.1	$ 38.3	15%	$ 139.7	$ 125.4	11%

“Fourth-quarter revenue was bolstered by our growing 3-D Printing business and shipments of our new Sinterstation® Pro and Viper™ Pro systems introduced in the latter half of 2005. Some 50% of our systems’ sales in the fourth quarter were for Rapid Manufacturing applications, supporting our emphasis on developing and offering systems that effectively serve higher-growth rapid manufacturing applications,” continued Reichental. “Materials’ revenue grew as a result of certain tactical marketing initiatives to benefit our customers and produce favorable margins.”

Gross Profit Margins
($ in millions)

	Fourth Quarter			Full Year
	2005	2004	% Change	2005	2004	% Change
Products	$ 18.0	$ 13.1	38%	$ 50.4	$ 40.1	26%
% Revenue	52%	49%		32%	39%
Services	$ 3.0	$ 4.6	(36)%	$ 12.7	$ 16.0	(21)%
% Revenue	31%	41%		32%	39%
Total	$ 20.9	$ 17.7	18%	$ 63.1	$ 56.1	13%
% Revenue	47%	46%		45%	45%

“Gross profit margin rose modestly in both the fourth quarter and full-year 2005, benefiting from higher product margins that were only partially offset by the lower margins we derived from our services.”

“Product margins benefited from higher unit sales of new systems and materials, lower costs from our outsourcing activities and favorable price/mix effects. But, we did not realize the full benefit of those improvements because of unabsorbed manufacturing overhead arising from our outsourcing activities, additional costs associated with the rollout of two major new systems in 2005 and adverse foreign exchange transaction effects,” continued Reichental.

“Service margins declined due to lower sales of upgrades for older legacy systems, higher training and field service activity and a special compensation-related charge. While we are disappointed with the absence of a noticeable improvement in profit margins in 2005, the factors that adversely affected them resulted primarily from deliberate strategic decisions we have made for long-term gain, and we expect to see additional margin improvements going forward,” said Reichental.

While operating expenses increased $3.1 million in the fourth quarter and $3.3 million for the full year, as a percentage of revenue, they declined to 39% of revenue in the 2005 year from 40% in 2004. The increase in operating expenses for the year included $1.7 million of strategic and tactical R&D expenditures, which increased by 16% to $12.2 million for the full year, reflecting our accelerated pace of new product development and introductions.

The year’s increase in operating expenses also included $1.2 million of severance and restructuring costs that, as mentioned above, we incurred in the fourth quarter 2005 in connection with our previously announced plans to relocate our corporate headquarters, principal R&D activities and corporate support functions to Rock Hill, South Carolina during 2006. These $1.2 million of costs were generally in line with our previously disclosed expectations.

Reflecting on these relocation costs, we estimate that, during 2006, the additional expenses to complete our relocation should be in the range of $6.4 million to $8.1 million. This amount includes an estimated $6.2 million of moving costs and other costs related to personnel, relocation and recruiting and $0.2 million to $1.9 million of facility exit costs. Included in the range of facility exit costs is an estimate of costs that we may incur if we encounter delays in disposing of our Grand Junction and Valencia facilities.

We continue to believe that, in addition to other significant operational and strategic improvements that we expect to achieve from our relocation project, we should realize facilities’ and operating-cost savings in excess of $2.5 million per year beginning in 2007, the first full year of our planned operations in the Charlotte area.

Selling, general and administrative expenses increased 13% for the quarter, primarily reflecting our higher commissions on higher quarterly revenue.  For the year, the $1.0 million increase in SG&A expenses resulted primarily from lower legal expenses that were more than offset by higher sales and marketing costs related to our higher revenue and by the absence in 2005 of the benefit of $1.5 million of healthcare cost and bad debt accrual reductions that reduced SG&A expenses in 2004.

“We are pleased that our profitability and continued favorable outlook permitted us to reduce the allowance on our deferred tax assets established in 2002 when we were suffering severe losses and realization of the benefit of our tax loss carry-forwards was uncertain. The $2.5 million allowance reduction is a non-cash tax benefit for U.S. taxes. We expect to reduce the allowance further in future periods as our outlook continues to improve, which would produce additional non-cash tax benefits. Aggregate gross deferred tax assets at the end of 2005 totaled $31.4 million, of which some $29.6 million are related to U.S. taxes and associated with $66.3 million of net operating loss carry-forwards in the U.S. Although we have now commenced recording U.S. tax provisions for financial reporting purposes, we do not expect to pay federal income taxes in the U.S. for several years until we have used the deferred tax assets associated with our U.S. loss carry-forwards.

“Because of our significant investments in working capital during 2005 to support sales, unrestricted cash declined by $2.2 million during the year to $24.1 million at year-end 2005. We expect that the unusually high accounts receivable occasioned by the concentration of fourth-quarter sales late in the quarter will reach normalized levels in the course of the first quarter. We also anticipate that progress payments to outsource assemblers should decline significantly over the course of 2006.

“Most importantly, the ability of our employees to act and operate like owners of the business is producing favorable trends in revenue, operating expenses, gross profit margin and cash flow. Reflecting on the significant progress we made throughout 2005, we believe that we are well positioned to transform the way our customers design, develop and manufacture their products and to improve our customer’s bottom line,” concluded Reichental.

3D Systems will discuss its operating results for the fourth quarter and full-year of 2005 on a conference call and audio Webcast today at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Details are set forth below.

Fourth-quarter business highlights:

During the fourth quarter, 3D Systems:

•       Introduced 3 new products:

•        Accura® 25 material, an opaque, white engineered material that mimics the look and feel of molded polypropylene, delivers excellent accuracy, speed and shape-memory, making it suitable for functional prototypes as well as master patterns.

•        VisiJet® SR 200 plastic for the InVision™ SR 3-D Printer that is designed to produce parts that are 2 to 3 times stiffer and stronger, mimicking the general performance characteristics of high-volume thermoplastics such as polypropylene and ABS.

•        DuraForm® EX plastic, which is designed for use in our Sinterstation® Pro SLS® and Sinterstation® HiQ™ systems, targets rapid manufacturing applications. This material provides the toughness of injection-molded plastic that aerospace, automotive and motorsports customers require for demanding prototyping and low-volume to mid-volume manufacturing applications.

•       Announced and began to execute plans to relocate our corporate headquarters to a new facility in Rock Hill, South Carolina, to enhance our effectiveness and customer responsiveness and to reduce overall costs. This new facility will feature a rapid manufacturing center to showcase our product line and an advanced research and development center.

•       Began to develop a world-class training center—in partnership with York Technical College—adjacent to our new headquarters that will provide training to our customers, resellers and employees.

Full-Year 2005 business highlights:

In 2005, 3D Systems:

•       Introduced 12 new products, including the 3 new products mentioned above and the following:

•        Viper™ Pro SLA® system, an advanced, flexible, high-capacity stereolithography system to enable customers to mass customize and produce high-quality, end-use parts, patterns, wind tunnel models, fixtures and tools consistently and economically using our proprietary stereolithography materials.

•        Sinterstation® Pro SLS® system, an automated selective laser sintering manufacturing system designed as an alternative rapid manufacturing solution to traditional injection molding, casting and machining methods.

•        Entered into an OEM supply agreement with Solidimension Ltd. under which we began offering the InVision™ LD 3-D Printer. This desk-top 3-D Printer uses a layered deposition technology that builds complex geometrical shapes for communication and concept modeling applications.

•        Introduced the ProCure™ System. This stainless steel system cures parts produced on certain of the company’s SLA® systems.

•        Introduced 3D Lightyear™ 1.5 build preparation software and Buildstation™ 5.5 machine control software. This enhanced software gives customers new capabilities that make the company’s SLA® systems more productive and enhance part quality.

•       New materials, including:

•       DuraForm® Flex Plastic, a rubber-like, tear-resistant, flexible plastic.

•       DuraForm® AF Plastic, a cast-aluminum-like engineered composite that has the appearance of aluminum, the excellent surface finish and fine feature definition and the superior stiffness of an engineered composite.

•       DuraForm® FR plastic, a new flame-retardant material for use in our selective laser sintering systems that has passed FAA and airline burn, smoke and toxicity tests. This plastic provides our customers with materials suited for applications such as aerodynamic models, jigs and fixtures, household appliances, casting patterns and functional prototypes such as cases and metal enclosures.

•       VisiJet® HR material for the InVision™ HR 3-D Printer for applications such as jewelry manufacturing and dental labs that require intricate, high-resolution capability to produce feature-rich models, patterns and parts that are used as master patterns for casting into gold, white gold or silver.

•       Expanded our network of systems outsourcing partners and suppliers to include materials and service providers.

•       Focused on core value-added activities and stepped up our investment in new product development, applications development, sales and marketing activities, customer service and field support.

•       Deliberately and innovatively began outsourcing certain non-core activities such as spare parts’ distribution and training activities and  began pruning our older products, including curtailing development and sale of upgrades to old, legacy systems.

•       Began implementing a new ERP system in order to streamline our operations, enhance customer service and provide more timely and effective management information.

3D Systems’ complete suite of customer solutions includes:

•       3-D Printing systems, which accept digital input from a three-dimensional CAD station, convert the digital file one horizontal slice at a time and jet hot-melted plastic material or use other plastic materials in an additive layer-by-layer build-up to create a solid part. 3-D Printers enable designers, engineers, architects and marketers to communicate their concepts frequently, and substantially reduce the time it takes to bring new products to market.

•       Stereolithography or SLA® systems, which convert proprietary materials and composites into solid cross-sections, layer by layer, until building desired parts. SLA® systems enable users to create multiple parts of different geometries and shapes at the same time and to produce prototypes, patterns or end-use parts that have a wide range of sizes and shapes.

•       Selective Laser Sintering or SLS® systems that use heat to melt and fuse, or sinter, powdered materials into solid cross-sections, layer by layer, until the desired parts are complete. SLS® systems create parts from a variety of plastic and metal materials and composites and have the capability to process multiple parts within the same build cycle.

•       Engineered materials and composites that the company blends and markets under a variety of brand names for use in all of its systems to produce high-quality models, prototypes and parts. 3D Systems markets stereolithography materials under the Accura® brand, selective laser sintering materials under the DuraForm®, LaserForm™ and CastForm™ brands, and 3-D Printing materials under the VisiJet® brand. The company also distributes additional materials and composites manufactured by DSM Somos® and Dreve in order to enhance the portfolio of solutions available to its customers.

•       Software used for proprietary part preparation for use on personal computers and engineering workstations. These proprietary software packages generate the information required by the company’s SLS®, SLA® and 3-D Printing systems to create three-dimensional models and parts.

•       Services that the company provides include a suite of comprehensive customer services and local field support on a worldwide basis for all of the company’s systems. Such services and support include extended system warranties, an extensive menu of annual service agreement options, a wide variety of software and hardware upgrades, and performance enhancement packages for legacy systems.

Broad Applications and End-Uses:

•       3-D Printing system solutions provide users with concept-modeling and three-dimensional printing applications. 3-D printed parts enable users to primarily visualize and communicate mechanical design applications. Other applications for 3-D Printing include supply-chain management, architecture, art, surgical modeling, marketing and entertainment.

•       Rapid Prototyping system solutions, used for rapid prototyping applications, enable users to generate product concept models, functional prototypes and master-casting and tooling patterns. These applications often create efficient, cost-effective means for evaluating product designs.

•       Rapid Manufacturing system solutions, used for rapid manufacturing applications, enable users to manufacture end-use parts, jigs, fixtures, tools and patterns directly from a digital image. The company’s rapid manufacturing customers produce end-use parts without the need for expensive tooling or molds and without lengthy set-ups, resulting in significant savings, flexibility and mass customization capabilities.

Conference Call and Audio Webcast Details

3D Systems will hold a conference call and audio Webcast to discuss its fourth-quarter and full-year 2005 financial results today at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time).

•       To access the Conference Call, dial 877-791-4796 (or 706-679-6014 from outside the United States). A recording will be available two hours after completion of the call for seven days. To access the recording, dial 800-642-1687 (or 706-645-9291 from outside the United States) and enter 5562158, the conference call ID number.

•       To access the audio Webcast, users can log onto 3D Systems’ website at www.3dsystems.com.  3D Systems will provide a link to the Webcast on the website home page.  To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The Webcast will be available for replay at: http://www.3dsystems.com/company/investor/index.asp

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and expectations and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors stated under the heading “Forward-Looking Statements” and “Cautionary Statements and Risk Factors” in management’s discussion and analysis of results of operations and financial condition, which appear in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

About 3D Systems Corporation

3D Systems is a leading provider of rapid 3-D printing, prototyping and manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts:  Transform your products.

More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.

# # #

Tables Follow:

3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Operations
Three Months and Twelve Months Ended December 31, 2005 and December 31, 2004
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenue:
Products	$34,488	$26,904	$100,396	$83,976
Services	9,657	11,416	39,274	41,403
Total revenue	44,145	38,320	139,670	125,379
Cost of sales:
Products	16,535	13,853	49,973	43,898
Services	6,683	6,770	26,567	25,390
Total cost of sales	23,218	20,623	76,540	69,288
Gross profit	20,927	17,697	63,130	56,091
Operating expenses:
Selling, general and administrative	11,869	10,528	40,382	39,411
Research and development	3,371	2,720	12,176	10,474
Severance and restructuring	1,178	84	1,227	605
Total operating expenses	16,418	13,332	53,785	50,490
Income from operations	4,509	4,365	9,345	5,601
Interest and other expense, net	28	580	762	1,979
Income before provisions for income taxes	4,481	3,785	8,583	3,622
Provisions for (benefit of) income taxes	(1,947)	309	(1,500)	1,061
Net income	6,428	3,476	10,083	2,561
Preferred stock dividends	411	411	1,679	1,534
Net income available to common stockholders	$6,017	$3,065	$8,404	$1,027
Shares used to calculate basic net income available to common stockholders per share	15,146	13,559	14,928	13,226
Basic net income available to common stockholders per share	$0.40	$0.23	$0.56	$0.08
Shares used to calculate fully diluted net income available to common stockholders per share	20,861	20,139	16,004	14,149
Diluted net income available to common stockholders per share	$0.32	$0.20	$0.53	$0.07

Note:                    The condensed consolidated statements of operations for the fourth quarter and twelve months ended December 31, 2005 and 2004 have been derived from the audited financial statements for the years then ended but omit certain information required by generally accepted accounting principles for complete financial statements.

3D SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
December 31, 2005 and 2004
(in thousands)

	December 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,112	$26,276
Accounts receivable, net	33,172	22,209
Inventories, net	13,960	9,512
Deferred tax asset	2,500	—
Prepaid expenses and other current assets	9,523	5,507
Total current assets	83,267	63,504
Property and equipment, net	12,166	9,500
Goodwill	44,747	45,135
Intangible assets, net	7,990	10,224
Restricted cash	1,200	1,200
Other assets, net	1,572	1,933
	$150,942	$131,496
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$200	$180
Accounts payable	10,949	6,937
Accrued liabilities	12,174	13,447
Customer deposits	1,945	819
Deferred revenue	13,768	13,797
Total current liabilities	39,036	35,180
Long-term debt, less current portion	3,545	3,745
Convertible subordinated debentures	22,604	22,704
Other liabilities	1,039	1,607
Total liabilities	66,224	63,236
Series B convertible redeemable preferred stock	15,242	15,196
Stockholders’ equity:
Common stock, authorized 60,000 shares, issued and outstanding 15,302 (2005) and 14,490 (2004)	15	14
Additional paid-in capital	106,883	97,859
Deferred compensation	(1,461)	(45)
Treasury stock, at cost	(154)	(68)
Accumulated deficit in earnings	(34,798)	(44,881)
Accumulated other comprehensive income (loss)	(1,009)	185
Total stockholders’ equity	69,476	53,064
	$150,942	$131,496

Note:                    The condensed consolidated balance sheets at December 31, 2005 and 2004 have been derived from the audited financial statements at those dates but omit certain information required by generally accepted accounting principles for complete financial statements.

3D SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
Twelve Months Ended Decemmber 31, 2005 and December 31, 2004
(in thousands)

	Twelve Months Ended December 31,
	2005	2004
	(Unaudited)
Cash flows from operating activities:
Net income	$10,083	$2,561
Adjustments to reconcile net income to net cash used in operating activities :
Valuation allowance for deferred income taxes	(2,500)
Depreciation and amortization	5,764	6,956
Adjustments to inventory reserves	(733)	(310)
Adjustment to allowance accounts	(48)	(216)
Stock-based compensation expense	941	634
Payment of interest on employee note with stock	—	(4)
(Gain) loss on disposition of property and equipment	(262)	231
Changes in operating accounts:
Deposits	(13)	338
Accounts receivable, net	(13,008)	1,537
Inventories, net	(7,907)	(189)
Prepaid expenses and other current assets	(4,207)	(2,908)
Other assets	517	337
Accounts payable	4,211	(448)
Accrued liabilities	(148)	(2,849)
Customer deposits	1,157	48
Deferred revenue	763	(2,340)
Other liabilities	(418)	(450)
Net cash used in operating activities	(5,808)	2,928
Cash flows from investing activities:
Purchase of property and equipment	(2,603)	(781)
Proceeds from sale of property and equipment	727	—
Additions to licenses and patents	(372)	(417)
Software development costs	(598)	(737)
Net cash used in investing activities	(2,846)	(1,935)
Cash flows from financing activities:
Stock option, stock purchase plan and restricted stock proceeds	8,135	4,898
Repayment of long-term debt	(180)	(165)
Payments under obligation to former 3D Systems S.A. stockholders	(585)	(852)
Payment of preferred stock dividends	(1,617)	(1,420)
Stock registration costs	—	(428)
Payment to OptoForm Sarl minority interest shareholder	—	(49)
Payment of accrued liquidated damages	(36)	(837)
Net cash provided by financing activities	5,717	1,147
Effect of exchange rate changes on cash	773	182
Net decrease in cash and cash equivalents	(2,164)	2,322
Cash and cash equivalents at the beginning of the period	26,276	23,954
Cash and cash equivalents at the end of the period	$24,112	$26,276

Note:                    The condensed consolidated statements of cash flows for the twelve months ended December 31, 2005 and 2004 have been derived from the audited financial statements for those periods but omits certain information required by generally accepted accounting principles for complete financial statements.

Schedule 1

The following is a reconciliation of the numerator and denominator of the basic and diluted net income available to common stockholders per share computations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Basic net income available to common stockholders per share:
Numerator:
Net income available to common stockholders	$6,017	$3,065	$8,404	$1,027
Denominator:
Weighted average common shares outstanding	15,146	13,559	14,928	13,226
Basic net income available to common stockholders, per share	$0.40	$0.23	$0.56	$0.08
Diluted net income available to common stockholders per share:
Numerator:
Net income available to common stockholders	$6,017	$3,065	$8,404	$1,027
Add: Preferred stock dividend	411	411	—	—
Add: Interest on 6% convertible subordinated debentures	315	358	—	—
Add: Interest on 7% convertible subordinated debentures(a)	—	175	—	—
Diluted net income available to common stockholders, per share	$6,743	$4,009	$8,404	$1,027
Denominator:
Weighted average common shares outstanding	15,146	13,559	14,928	13,226
Add: Effect of assumed exercise of options and vesting of restricted stock	878	898	1,076	923
Add: Effect of assumed conversion of 6% subordinated convertible debentures	2,220	2,230	—	—
Add: Effect of assumed conversion of 7% subordinated convertible debentures(a)	—	829	—	—
Add: Effect of assumed conversion of preferred stock	2,617	2,623	—	—
Diluted weighted average common shares outstanding	20,861	20,139	16,004	14,149
Diluted net income per common share	$0.32	$0.20	$0.53	$0.07

(a)           All outstanding 7% convertible subordinated debentures had been converted into Common Stock as of December 31, 2004.